Exhibit 99.2

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

EDITORIAL CONTACT:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Brian Beattie Named EVP, Business Operations and Chief Administrative Officer

Trac Pham Appointed Chief Financial Officer

MOUNTAIN VIEW, Calif. – Dec. 3, 2014 – Synopsys, Inc. (Nasdaq: SNPS), a global leader providing software, IP and services used to accelerate innovation in chips and electronic systems, today announced that Brian Beattie has been promoted to executive vice president, business operations and chief administrative officer. Beattie will continue to lead finance, operations, and information technology as he has done since joining the company in 2006 as chief financial officer. His role will now expand to also include human resources, facilities, and the corporate business development and strategy group. Trac Pham, Synopsys’ vice president of corporate finance, has been appointed chief financial officer, and will continue to report to Beattie. Both appointments are effective December 5, 2014.

“In our drive to scale Synopsys into its next phase of growth and global efficiency, we are bringing together many vital elements of our infrastructure and business development efforts under one leader. Brian’s expanded role and focus will be on improving Synopsys’ business performance while evolving the company’s planning, execution and management practices,” said Aart de Geus, chairman and co-CEO of Synopsys. “Trac has been a key member of the Synopsys finance team for many years. Following in Brian’s footsteps, we are pleased to have an executive of Trac’s caliber step into the CFO role.”

Pham is an experienced finance executive with a strong background in mergers and acquisitions, corporate development and strategic planning in the software and data networking industries. He joined Synopsys as vice president of financial planning and strategy in 2006 and for the past two years has also been responsible for the tax and treasury organizations. He is also an active-status California CPA. Reporting to Pham will be the corporate controller, corporate finance, treasury, tax, internal audit and investor relations groups.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) accelerates innovation in the global electronics market. As a leader in electronic design automation (EDA) and semiconductor IP, Synopsys delivers software, IP and services to help engineers address their design, verification, system and manufacturing challenges. Since 1986, engineers around the world have been using Synopsys technology to design and create billions of chips and systems. Learn more at www.synopsys.com.

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